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                                                                   Exhibit 10.13

                            EXTENSION AND RENEWAL OF

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, as of this September 3, 2000 by and between DMI FURNITURE, INC., a Delaware corporation ("DMI" or the "Corporation") and JOSEPH
G. HILL ("Employee").

         WHEREAS, Employee and DMI have entered into an Employment Agreement dated as of September 1, 1986, which has been amended from time to time and extended and renewed for additional terms through September 2, 2000;

         WHEREAS, the Employment Agreement, as amended, extended and renewed to date, is intended to complement the terms of the Amendment to Employment Agreement and Officer Severance Agreement dated as of May 19, 1988 between the Employee and DMI (the "Officer Severance Agreement"), which provides for the payment of certain benefits to Employee in certain circumstances following a "change in control" of DMI (as defined in the Officer Severance Agreement).

         WHEREAS, Employee and DMI desire to amend, renew and extend the Employment Agreement between them for an additional term expiring on September 1, 2001; and

         NOW, THEREFORE, intending to be legally bound hereby and in consideration of the mutual undertakings hereinafter set forth, DMI and Employee agree as follows, effective September 3, 2000;

         1. EMPLOYMENT. DMI or its successors hereby employs Employee and Employee hereby accepts employment as Executive Vice President, Operations of DMI for a period commencing September 3, 2000 and ending September 1, 2001.

         2. DUTIES OF EMPLOYEE. Employee further agrees as follows:

                  (a) To perform well and faithfully all such duties as are assigned to him by the Board of Directors or the Chief Executive Officer of DMI; and

                  (b) To devote the time and attention to the performance of all matters necessary and appropriate to the discharge of the duties so assigned to him in the operation of DMI, it being the intention of this provision to require that Employee serve as a "full-time" employee of DMI, to devote his best efforts to the performance of the duties of him; and

                  (c) Not to invest or otherwise be involved in any business or other activity that competes with the business of DMI other than nominal investments as a passive investor in publicly traded companies.

         3. COMPENSATION. As compensation for his services pursuant to this Agreement, Employee shall be paid as follows:

                  (a) SALARY. A minimum salary of $190,000 per year payable at the rate of $7,916.66 semi-monthly during the term of this Agreement. Each year, on the anniversary date of this Agreement, the Compensation Committee of the Corporation's Board of Directors will review increases in the cost of living and may negotiate upward revisions to salary with the Employee.

                  (b) CASH BONUS FISCAL 2000. For the Corporation's fiscal year 2000, Employee shall receive an incentive bonus, the amount of which is the sum of the following sections (i) through (vi):

                           (i) NET INCOME. Net income shall mean the net income
as reported to the Securities and Exchange Commission on form 10K excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets; (b) accruals made in accordance with general accepted accounting principles to recognize the costs associated with the permanent closure of an operation and the carrying costs prior to the sale of the assets of that operation; (c) gain or loss resulting from non-operational litigation; and (d) charges or credits resulting from the adoption of a change in accounting principle.

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                                    NET INCOME                 BONUS
                                    ----------                 -----
                                    <$900,000                     -0-
                                    $.9-$1.3M                 $15,000
                                    $1.3-$1.7M                $22,000
                                    $1.7-$2.2M                $30,000
                                    $2.2-$2.6M                $37,000
                                    $2.6-$3.0M                $44,000
                                    $3.0-$3.6M                $55,000

                           (ii) RETURN ON ASSETS. Return on Assets (ROA) is net
income (as defined in (i)) divided by total assets as of the beginning of the fiscal year.

                                    ROA                         BONUS
                                    ---                         -----
                                    <2%                           -0-
                                    2%-3%                     $ 5,000
                                    3%-4%                     $ 7,500
                                    4%-5%                     $10,000
                                    5%-6%                     $12,500
                                    6%-7%                     $15,000
                                    7%-8%                     $17,500
                                    >8%                       $20,000

                           (iii)  SALES GROWTH.

                                 SALES GROWTH                    BONUS
                                 ------------                    -----
                                    <0%                            -0-
                                    0%-5%                      $ 3,500
                                    5%-10%                     $ 5,000
                                    10%-12.5%                  $ 6,500
                                    12.5%-15%                  $ 8,500
                                    15%-17.5%                  $10,000
                                    17.5%-20%                  $12,500
                                    >20%                       $15,000

                           (iv) INVESTOR RELATIONS/STOCK PERFORMANCE. Employee
shall prepare an investor relations program and submit it for approval by the Board of Directors. Employee shall prepare quarterly program reports and submit those reports to the Board. At the conclusion of the fiscal year, the Compensation Committee and Board will review the success of the program and determine the amount of bonus, if any, due Employee under this component. Factors that will be considered include but are not limited to change in market price, trading volume, price vs. industry multiples, micro-cap market conditions, etc. The maximum bonus available for the fiscal year under this section is $15,000.

                           (v) STRATEGIC ISSUES. At the conclusion of the fiscal
year, the Board will make a subjective evaluation of Employee's participation and performance on long term strategic issues. The Board may award a bonus based on this evaluation up to a maximum bonus under this section of $15,000.

                           (vi) ADDED RESPONSIBILITY. The Chief Executive
Officer shall prepare a report for the Board outlining the scope and performance of added responsibilities as outlined by the CEO and Board. The Board may award a bonus based on this report up to a maximum bonus under this section of $20,000.

                  (c) CASH BONUS, FISCAL YEAR 2001. For the Corporation's fiscal year 2001, Employee shall receive an incentive bonus, the amount of which is the sum of the subsections (i) through (iii):

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                           (i) NET INCOME. Net income shall mean the net income
as reported to the Securities and Exchange Commission on form 10K excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets; (b) accruals made in accordance with general accepted accounting principles to recognize the costs associated with the permanent closure of an operation and the carrying costs prior to the sale of the assets of that operation; (c) gain or loss resulting from non-operational litigation; and (d) charges or credits resulting from the adoption of a change in accounting principle.

                        NET INCOME                 BONUS
                        ----------                 -----
                        <$900,000                     -0-
                        $.9-$1.3M                 $20,000
                        $1.3-$1.7M                $30,000
                        $1.7-$2.2M                $40,000
                        $2.2-$2.6M                $50,000
                        $2.6-$3.0M                $60,000
                        $3.0-$3.6M                $72,000
                        $3.6-$4.0M                $84,000

                           (ii) RETURN ON ASSETS. Return on Assets (ROA) is net
income (as defined in (i)) divided by total assets as of the beginning of the fiscal year.

                       RETURN ON ASSETS            BONUS
                       ----------------            -----
                            <2%                       -0-
                            2%-3%                 $ 7,000
                            3%-4%                 $10,500
                            4%-5%                 $14,000
                            5%-6%                 $17,500
                            6%-7%                 $21,000
                            7%-8%                 $24,500
                            >8%                   $28,000

                          (iii)  SALES GROWTH.


                        REVENUE GROWTH             BONUS
                        --------------             -----
                           <0%                        -0-
                           0%-5%                  $ 6,500
                           5%-10%                 $ 9,300
                           10%-12.5%              $12,100
                           12.5%-15%              $15,800
                           15%-17.5%              $18,600
                           17.5%-20%              $23,300
                           >20%                   $28,000

                  (d) BONUS PAYMENTS. Any bonus under this paragraph 3 shall be paid within one hundred thirty days of the end of the fiscal year.

         4. FRINGE BENEFITS. DMI will provide Employee with fringe benefits as follows:

                  (a) DMI will maintain, without contribution by Employee, life insurance with benefits payable as designated by Employee in a face amount equal to three times Employee's annual base salary rate hereunder provided however the face amount of life insurance benefits is not to exceed $750,000.

                  (b) DMI will maintain health insurance at least as comprehensive as provided for other key and executive employees.

                  (c) DMI will maintain, without contribution by Employee, travel accident insurance with benefits payable as designated by Employee in a face amount equal to $250,000 death benefits for accidental death in the course of travel.

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                  (d) DMI will provide Employee with an automobile comparable to those furnished to other key executives, or its cash equivalent of $675 per month, for Employee's business related use.

                  (e) Employee shall receive reimbursement for expenses incurred by him in connection with Medical Care for Employees, his spouse and his dependents, provided, however, that the amount paid by DMI to Employee pursuant to this subsection in any fiscal year during the term of this Agreement shall not exceed $2,000. For the purpose of this subsection the term "Medical Care" means amounts paid for the diagnosis, care, medication, treatment, or prevention of disease, or for the purpose of affecting any structure or function of the body (including amounts paid for accident or health insurance), or for transportation primarily for and essential to Medical Care. Payments hereunder may be made from time to time as requested by Employee with or without requiring proof of the medical expenses in questions, in the discretion of the Board of Directors, and it is not necessary that such medical expenses have already been paid by Employee, his spouse, or his aforesaid dependents, but merely that, if not yet paid, there exists an obligation to pay them. Premiums paid by DMI under any group accident or health insurance policy that may be maintained by DMI covering or for the benefit of some or all of its employees, and payments made by insurers pursuant to said policy, shall not to any extent be regarded as payments made pursuant to this subsection.

                  (f) Employee shall receive annual reimbursement for expenses incurred by him in connection with personal or tax financial planning, not to exceed $2,000 per year.

                  (g) Employee shall be entitled to participate in any benefit plan of a type not specifically covered by this Agreement and established by DMI for key employees during the term of Employee's employment hereunder on a basis consistent with his age, position, responsibilities, and level of compensation.

                  (h) Employee shall be reimbursed for his reasonable out-of-pocket travel and business expenses, including but not limited to, membership in private clubs for business purposes. All such club memberships will be approved by a majority of outside members of the Board of Directors.

         5. VACATION. Employee shall be entitled to a four-week vacation with pay in each 12-month period ending August 31. A maximum of one week of annual paid vacation shall be cumulative and will not be deemed waived if not taken during the applicable 12-month period. Employee's paid vacation shall be pro-rated based on the number of months he has remained employed by DMI during any fiscal year during which this Agreement expires or is terminated.

         6. OTHER BOARD OF DIRECTORS ACTION. Nothing in this Agreement shall be deemed to prevent the Board of Directors of DMI from taking any action it may deem, in its sole discretion, to be desirable to make the terms and conditions of this Employment Agreement more beneficial to Employee, or to add further benefits to his employment with DMI, provided that Employee agrees to such changes and additions.

         7. TERMINATION. This Agreement shall terminate and, except to the extent previously accrued or as otherwise provided in the Officer Severance Agreement, all rights and obligations of DMI and Employee under this Agreement shall be void, upon the earliest to occur of any of the following:

                  (a) Expiration of the period of employment set forth in paragraph 1, providing that the Corporation has served the Employee with Notice, not less than 90 days prior to the expiration of the term of this agreement, of the Corporation's decision to not renew the agreement. If the Corporation does not serve the Employee with this Notice of non-renewal, then this agreement automatically renews and extends for a period of an additional one year period through the end of the following fiscal year of the Corporation. In the event the Corporation gives notice of non-renewal, and the Corporation fails to negotiate other employment arrangements with Employee, Employee will receive a severance payment in the amount of $140,000 on October 1, 2001, providing Employee delivers a release of liability in substantially the same form as attached here as "Exhibit A".

                  (b) Death of Employee;

                  (c) Mental or physical illness or disability of Employee that shall incapacitate him, for a period of 90 successive days or for an aggregate period of 120 days during any 12 calendar months, from fully performing the duties assigned to him hereunder and in the good faith determination of the Board of Directors and upon written notice to Employee.

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                  (d) If Employee (i) is found guilty of having committed
         against DMI any criminal act, including criminal fraud, or (ii) is found guilty of having committed any criminal act involving moral turpitude, or (iii) the willful and continued failure by the Employee to substantially perform the Employee's duties with DMI after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties; or (iv) the willful engaging by the Employee in gross misconduct materially and demonstrably injurious to the Corporation. For the purposes of this definition, no act, or failure to act on the Employee's part shall be considered "willful" unless done or omitted to be done by the Employee other than in good faith and without reasonable belief that the Employee's action or omission was in the best interests of DMI. The Employee shall not be deemed to have been terminated for Cause (as defined in the Officer Severance Agreement) unless and until DMI has delivered a Notice of Termination, as provided therein.

                  (e) Voluntary cessation by Employee of his duties and responsibilities under this agreement.

                  If DMI terminates Employee's employment other than for Cause (as defined in the Officer Severance Agreement), and a change in control (as defined in the Officer Severance Agreement) occurs within 9 months thereafter, then Employee shall be entitled to all benefits provided under the Officer Severance Agreement.

                  Otherwise, if Employee's employment hereunder is terminated for any other reason than those specified in subparagraphs (a) through (e) of this paragraph 7, then DMI shall remain liable to Employee and shall pay Employee in full settlement of DMI's obligations hereunder: (i) the full amount of the balance of his base salary as provided in subparagraph 3(a) above, to the expiration date of this Agreement or to such expiration date as may have been extended by action of the Board of Directors pursuant to subparagraph 7(a), in a lump sum; PLUS (ii) an amount equal to the cash bonus and the stock bonus that would have been payable to Employee pursuant to subparagraph 3(b) above had Employee remained employed until the end of DMI's fiscal year, multiplied by a fraction, the numerator of which is the number of complete calendar months during which Employee was employed during the fiscal year and the denominator of which is 12. The payments based upon the cash bonus and the stock bonus shall be paid within 130 days of the delivery to DMI of the financial statements upon which they shall be based.

         8. COORDINATION WITH OFFICER SEVERANCE AGREEMENT. For the purposes of the Officer Severance Agreement, this Agreement shall constitute a renewal and extension of the Employment Agreement dated as of September 1, 1986 between Employee and DMI. If any provision of this Agreement may be viewed as conflicting with a provision of the Officer Severance Agreement, and the provision at issue does not specifically state that it is intended to supersede the Officer Severance Agreement, the Officer Severance Agreement shall control.

         9. NON-COMPETITION. If this Agreement is terminated for any reason specified in subparagraphs (a) through (e) of Paragraph 7, Employee shall refrain, for a period of one year after the termination of this Agreement, from carrying on a business that competes with a business conducted by DMI within the geographic areas described as follows:

                  The 50 states of the United States of America and Puerto Rico, except for the states of Washington, Oregon, Idaho, Colorado, Wyoming, North Dakota and South Dakota.

For the purposes of this paragraph, a business shall be deemed carried on by Employee if carried on by a proprietorship, partnership, association, or corporation, or other business entity with which Employee is connected, except that Employee shall not be deemed to be connected with a business competitive to that conducted by DMI to the extent that Employee is merely a passive investor therein or not engaged in the business operations thereof as an officer, director, employee, agent, consultant, sales representative, or other provider of personal services in a capacity that would enable him to use his knowledge or DMI's trade secrets, customer lists, sources of supply or unique business methods to compete against DMI. It is agreed that in the event of a breach or a threatened breach of the foregoing, no adequate remedy exists at law to protect DMI's interests and that DMI shall be entitled to appropriate injunctive relief. Should the foregoing covenant be adjudged to any extent invalid by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to make it enforceable.

         10. PLACE OF EMPLOYMENT. DMI agrees that the principal location at which Employee is to render his services hereunder will continue to be Louisville, Kentucky.


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         11. NOTICES. Any notice to DMI or Employee hereunder may be given by delivering it to, or by depositing it in the United States mail, postage pre-paid and by certified mail, addressed to the parties at the following addresses:

                  DMI:
                  ---
                  Mr. Donald D. Dreher
                  DMI Furniture, Inc.
                  One Oxmoor Place
                  101 Bullitt Lane
                  Louisville, KY 40222

                  with a required copy to:

                  Chairman, Compensation / Stock Option Committee
                  DMI Furniture, Inc.
                  One Oxmoor Place
                  101 Bullitt Lane
                  Louisville, KY 40222

                  EMPLOYEE:
                  --------
                  Mr. Joseph G. Hill
                  5506 Apache Road
                  Louisville, KY 40207

         12. ENTIRE AGREEMENT. This Agreement and the Officer Severance Agreement (a) contain the complete and entire understanding and agreement of DMI and Employee respecting the subject matter hereof; (b) supersede and cancel all understandings or agreements, oral or written, respecting the employment of Employee in connection with the business of DMI; and (c) may not be modified except by an instrument in writing executed by DMI and Employee.

         13. WAIVER OF BREACH. The waiver by either party, of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of either party.

         14. ASSIGNMENT. Employee may not assign his rights or obligations under this agreement. The rights and obligations of DMI shall inure to the benefit of and shall be binding upon the successors and assigns of DMI.

         15. CAPTIONS. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.

         IN WITNESS WHEREOF, DMI and Employee have caused this Agreement to be duly executed and delivered on the day and year first above written, but effective September 1, 1999.

                                         DMI FURNITURE, INC.



ATTEST:                                  By
       -----------------------------        ------------------------------------
                                                      Donald D. Dreher
                                                      Chairman of the Board,
President, and

                                                      Chief Executive Officer


                                                      --------------------------
                                                      Joseph G. Hill

------------------------------------


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